Exhibit 99.1

Contact:

AtriCure, Inc.

Julie A. Piton

Vice President and Chief Financial Officer

(513) 755-4561

jpiton@atricure.com

Press Release

AtriCure Reports First Quarter 2008 Financial Results

Highlights

•	Record consolidated revenues of $13.5 million – up 26% over 2007

•	Record revenues from minimally invasive products – $4.9 million – up 65%

•	Record number of minimally invasive procedures performed in 92 U.S. centers

•	Release of CoolrailTM linear ablation device and ORLabTM mapping system

WEST CHESTER, Ohio – May 6, 2008 – AtriCure, Inc. (Nasdaq: ATRC), a medical device company and a leader in cardiac surgical ablation systems, today announced record first quarter 2008 revenues of $13.5 million and record revenues from minimally invasive products of $4.9 million, a 65.3% increase over the first quarter of 2007.

“We are pleased with our first quarter financial results. Adoption of our minimally invasive platform is growing rapidly, evidenced by increased physician adoption and a record 92 U.S. medical centers performing procedures during the first quarter. Minimally invasive results for the quarter confirm the power of our strategy and our capacity to quickly develop and commercialize innovative cardiac ablation systems,” said David Drachman, President and Chief Executive Officer. “Moving forward, we believe that our recently released CoolrailTM linear ablation device and ORLabTM mapping system, when used with our other leading minimally invasive products, will accelerate the adoption and growth of our minimally invasive business.”

First Quarter 2008 Financial Results

Revenues for the first quarter of 2008 were a record $13.5 million, a 25.9% increase over the first quarter of 2007 and a sequential increase of 2.9% over the fourth quarter of 2007. Revenues from domestic open-heart products were $7.0 million, a 6.1% increase over first quarter 2007 revenues of $6.6 million and a $0.3 million sequential decrease. Revenues from domestic minimally invasive products were a record $4.9 million, representing a 65.3% increase over first quarter 2007 revenues of $3.0 million and a sequential increase of $1.0 million, or 26.5%. International revenues were $1.7 million for the first quarter of 2008, a 35.6% increase over first quarter 2007 revenues of $1.2 million and a sequential decrease of $0.3 million.

Gross profit for the first quarter of 2008 was $10.3 million and gross margin was 76.1%, compared to gross profit of $8.5 million and gross margin of 79.4% for the first quarter of 2007. The decrease in gross margin was due primarily to the introduction of new products. Operating expenses were $14.2 million for the first quarter of 2008, a 5.8% increase over first quarter 2007 operating expenses of $13.4 million. The increase in operating expenses as compared with the first quarter of 2007 was primarily driven by an increase in selling expenses.

The net loss for the first quarter of 2008 was $3.6 million as compared to a $4.3 million net loss for the first quarter of 2007, an improvement of 16.2%. Net loss per share was $0.25, an improvement of 28.6%, or $0.10 per share, as compared to the first quarter 2007 net loss per share of $0.35. The improvement in the net loss per share for the first quarter of 2008 as compared with the first quarter of 2007 was primarily due to increased net income and an increase in shares outstanding, due primarily to the issuance of 1.8 million shares of our common stock in a May 2007 private placement transaction.

Cash, cash equivalents and investments at March 31, 2008 were $14.9 million.

Financial Guidance

The Company is confirming its full year 2008 guidance of $58 to $60 million for revenues and an expected net loss per share between $0.55 and $0.70.

Conference Call

AtriCure will host a conference call at 10:00 a.m. ET on Tuesday, May 6, 2008 to discuss first quarter 2008 results. A live web cast of the conference call will be available online from the investor relations page of AtriCure’s corporate web site at www.atricure.com.

Pre-registration is available for this call at the following URL:

https://www.theconferencingservice.com/prereg/key.process?key=PTR8HJAAY

Pre-registering is not mandatory but is recommended, as it will provide you immediate entry into the call and will facilitate the timely start of the conference. Pre-registration only takes a few moments, and you may pre-register at any time, including up to and after the call start time. Alternatively, if you prefer being placed into the call by an operator, please call (888) 713-4215 for domestic callers and (617) 213-4867 for international callers at least 15 minutes prior to the call start time and use reservation number 74210586.

The web cast will remain available on AtriCure’s web site through June 6, 2008. A telephonic replay of the call will also be available until June 6, 2008. The replay dial-in numbers are (888) 286-8010 for domestic callers and (617) 801-6888 for international callers. Please use reservation code 90053061.

About AtriCure, Inc.

AtriCure, Inc. is a medical device company and a leader in developing, manufacturing and selling innovative cardiac surgical ablation systems designed to create precise lesions, or scars, in cardiac, or heart, tissue. Medical journals have described the adoption by leading cardiothoracic surgeons of the AtriCure Isolator® bipolar ablation system as a treatment alternative during open-heart surgical procedures to create lesions in cardiac tissue to block the abnormal electrical impulses that cause atrial fibrillation, or AF, a rapid, irregular quivering of the upper chambers of the heart. Additionally, medical journals and leading cardiothoracic surgeons have described the AtriCure Isolator® system as a promising treatment alternative for patients who may be candidates for sole-therapy minimally invasive procedures. AF affects more than 5.5 million people worldwide and predisposes them to a five-fold increased risk of stroke.

The FDA has cleared the AtriCure Isolator® system, including its Isolator SynergyTM ablation clamps, and AtriCure’s multifunctional pen and CoolrailTM linear ablation device, for the ablation, or destruction, of cardiac tissue during surgical procedures. Additionally, the FDA has cleared AtriCure’s multifunctional pen for temporary pacing, sensing, stimulating and recording during the evaluation of cardiac arrhythmias. To date, the FDA has not cleared or approved AtriCure’s products for the treatment of AF. AtriCure’s left atrial appendage clip system has not been approved for commercial use. It is currently being used in clinical evaluations in Europe.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements that address activities, events or developments that AtriCure expects, believes or anticipates will or may occur in the future, such as earnings estimates, other predictions of financial performance, launches by AtriCure of new products and market acceptance of AtriCure’s products. Forward-looking statements are based on AtriCure’s experience and perception of current conditions, trends, expected future developments and other factors it believes are appropriate under the circumstances and are subject to numerous risks and uncertainties, many of which are beyond AtriCure’s control. These risks and uncertainties include the rate and degree of market acceptance of AtriCure’s products, AtriCure’s ability to develop and market new and enhanced products, the timing of and ability to obtain and maintain regulatory clearances and approvals for its products, the timing of and ability to obtain reimbursement of procedures utilizing AtriCure’s products, competition from existing and new products and procedures or AtriCure’s ability to effectively react to other risks and uncertainties described from time to time in AtriCure’s SEC filings, such as fluctuation of quarterly financial results, reliance on third party manufacturers and suppliers, litigation (including the purported class action lawsuit) or other proceedings, government regulation and stock price volatility. AtriCure does not guarantee any forward-looking statement, and actual results may differ materially from those projected. AtriCure undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

ATRICURE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended March 31,
	2008	2007
Revenues	$13,530,145	$10,750,770
Cost of revenues	3,230,880	2,210,495

Gross profit	10,299,265	8,540,275

Operating expenses:
Research and development expenses	2,433,154	3,129,278
Selling, general and administrative expenses	11,762,426	10,283,187

Total operating expenses	14,195,580	13,412,465

Loss from operations	(3,896,315)	(4,872,190)

Other income	290,880	569,769

Net loss available to common stockholders	$(3,605,435)	$(4,302,421)

Basic and diluted loss per share	$(0.25)	$(0.35)

Weighted average shares outstanding:
Basic and diluted	14,149,963	12,298,424

ATRICURE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	March 31, 2008	December 31, 2007
Assets

Current assets:
Cash and cash equivalents	$13,014,579	$13,000,652
Short-term investments	1,903,904	7,006,041
Accounts receivable, net	8,552,666	7,189,512
Inventories, net	6,305,013	5,266,155
Other current assets	1,418,648	1,400,163

Total current assets	31,194,810	33,862,523

Property and equipment, net	4,764,364	4,466,060

Intangible assets	780,278	850,653

Goodwill	6,763,259	6,763,259

Other assets	117,270	129,001

Total Assets	$43,619,981	$46,071,496

Liabilities and stockholders' equity

Current liabilities:
Accounts payable and accrued liabilities	$9,220,499	$8,413,656
Current maturities of debt, capital lease obligations and long-term debt	443,338	825,146

Total current liabilities	9,663,837	9,238,802

Long-term debt and capital lease obligations	243,417	282,475

Other liabilities	313,816	313,717

Total liabilities	10,221,070	9,834,994

Stockholders' equity:
Common stock	14,175	14,132
Additional paid-in capital	104,202,347	103,524,814
Other comprehensive income	95,554	5,286
Accumulated deficit	(70,913,165)	(67,307,730)

Total stockholders' equity	33,398,911	36,236,502

Total Liabilities and stockholders' equity	$43,619,981	$46,071,496

ATRICURE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended March 31,
	2008	2007
Cash flows from operating activities:
Net loss	$(3,605,435)	$(4,302,421)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	738,111	502,585
Loss on disposal of equipment	—	3,856
Provision for (benefit from) losses in accounts receivable	42,872	(66,624)
Share-based compensation expense	565,877	641,940
Changes in assets and liabilities, excluding effects of acquired business:
Accounts receivable	(1,311,112)	364,504
Inventories, net	(1,007,321)	(726,258)
Other current assets	32,162	(123,837)
Accounts payable and accrued liabilities	729,777	506,264
Other non-current assets and liabilities	(13,413)	241,421

Net cash used in operating activities	(3,828,482)	(2,958,570)

Cash flows from investing activities:
Purchases of property & equipment, net	(832,031)	(526,071)
Purchases of available-for-sale securities	(1,535)	(6,761)
Maturities of available-for-sale securities	5,100,000	1,808,000

Net cash provided by investing activities	4,266,434	1,275,168

Cash flows from financing activities:
Payments on long-term debt and capital lease obligations	(523,063)	(94,936)
Proceeds from stock option exercises	111,699	126,241

Net cash (used in) provided by financing activities	(411,364)	31,305

Effect of exchange rate changes on cash	(12,661)	(52,145)

Net change in cash and cash equivalents	13,927	(1,704,242)
Cash and cash equivalents - beginning of period	13,000,652	14,890,383

Cash and cash equivalents - end of period	$13,014,579	$13,186,141

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